UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒      Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASEY'S GENERAL STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Casey’s General Stores Inc.

Supplement to the Proxy Statement for the Annual Meeting of Shareholders to be held on August 30, 2022.

This proxy statement supplement (this “Proxy Supplement”) supplements, updates and amends the definitive proxy statement of Casey’s General Stores Inc. (the “Company”) filed with the Securities and Exchange Commission on July 19, 2022 (the “Proxy Statement”) regarding the annual meeting of shareholders to be held on August 30, 2022 (the “Annual Meeting”).

This Proxy Supplement contains important supplemental information to the Proxy Statement and should be read in conjunction with the Proxy Statement. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail.  The Company is providing you with the following additional information in order to further assist you in voting your shares at the Annual Meeting.

On July 25, 2022, Darren M. Rebelez and Casey’s General Stores Inc. (the “Company”) entered into the Amended and Restated Employment Agreement, dated July 25, 2022 (the “A&R Employment Agreement”), which amends and restates his Employment Agreement, dated May 31, 2019 and effective June 24, 2019 (the “Prior Agreement”) to extend his employment as the Company’s President and Chief Executive Officer through June 24, 2025, unless sooner terminated pursuant to the terms set forth therein. The term automatically renews for subsequent one-year terms, unless either Mr. Rebelez or the Company gives notice of non-renewal at least six months prior to the end of the then existing term.

Under the A&R Employment Agreement, Mr. Rebelez is entitled to (i) base salary at an annual rate of $1,150,000, (ii) a target annual bonus incentive opportunity equal to 150% of his annual base salary and (iii) an annual long-term incentive award opportunity with a target grant date value equal to $6,125,000.

The A&R Employment Agreement amends the Prior Agreement to provide that upon a termination of his employment by the Company without “Cause” or due to his resignation with “Good Reason” (each, as defined in the A&R Employment Agreement), in each case, other than within 24 months following a change of control, Mr. Rebelez will become entitled to (i) a lump sum cash payment equal to 24 months’ base salary, (ii) a prorated portion of his target annual bonus for the fiscal year of such termination, (iii) accelerated vesting of a pro-rata portion of time-based restricted stock units granted pursuant to his annual long-term incentive award and (iv) for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez’s COBRA premiums, in each case, subject to his execution of general release and compliance with restrictive covenants.

During Mr. Rebelez’s employment and for two years following termination thereof for any reason, Mr. Rebelez will be subject to non-competition and employee and customer non-solicitation covenants. In the event Mr. Rebelez breaches the restrictive covenants, he will forfeit any outstanding equity awards and the unpaid portion of any severance payments or benefits.